SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                         Date of Report: March 29, 2006

                         Corgenix Medical Corporation
            (Exact Name of registrant as specified in its charter)

         Nevada                  000-24541                  93-1223466
     (State or other       ommission File Number)        I.R.S. Employer
      jurisdiction                                     Identification No.)
    of incorporation)     C

                               12061 Tejon Street
                           Westminster, Colorado 80234
          (Address, including zip code, of principal executive offices)

                                (303) 457-4345 (Registrant's telephone number
             including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

- Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
- Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
- Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
- Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Charles H. Scoggin, M.D. and Larry G. Rau were appointed to the Company's Board of Directors on March 27, 2006. The Company will also recommend that Dr. Scoggin and Mr. Rau be elected by shareholders at the upcoming annual shareholders meeting tentatively scheduled to be held in December, 2006. Dr. Scoggin's and Mr. Rau's backgrounds are described in the attached press release which was distributed on March 27, 2006. It is expected that Dr.
Scoggin and Mr. Rau will serve on the Company's Audit, Compensation and Nominating Committees. Both gentlemen, as outside directors, will be compensated by the annual issuance of stock options and a cash payment per board and committee meeting attended.

ITEM 8.01  Other Events

The Company has agreed, pursuant to the agreements entered into with Barron Partners, L.P. ("Barron") in December 2005, to ensure that a majority of the members of the board of directors, and a majority of the compensation and audit committees, are qualified independent directors, as defined by the NASD, within 90 days after December 28, 2005, or March 28, 2006. If the board fails to meet either the majority board or majority committee requirement, then in each instance the Company is contractually obligated to pay to Barron $20,000 for each month during which this requirement has not been met, which may be paid, at the Company's election, in cash or additional shares of preferred stock. At this point, with the addition of the new directors referenced above, there are six directors on the board, three of whom are independent, and each of the committees, namely the audit, nominating, and compensation committees, are staffed entirely by independent directors. The Company has reached an understanding with Barron that the payment provisions noted above will not be enforced by Barron since the Company is making concrete progress in terms of locating independent directors. The board hopes to add one additional independent member in the next month or two.

As previously reported, the Company had 40 million shares of common stock authorized, of which approximately 9.3 million shares were issued and outstanding, and approximately 30.7 million were reserved for issuance in December 2005. These shares were reserved to accommodate the exercise or conversion of warrants, options, and convertible debt. In December 2005, at the time of the sale of preferred stock to Barron Partners, L.P., there was not enough preferred stock to accommodate a conversion of all outstanding convertible securities such as options, warrants, preferred stock, and convertible debt.

 As a result, the $2,000,000 in gross proceeds from Barron was placed into an escrow account, and the Corgenix shareholders were asked to approve an amendment to the Company's articles of incorporation increasing the authorized common shares from 40 million to 100 million (the "Share Increase Amendment"). A special meeting of the shareholders was held on Friday March 24, 2006, and at that meeting the Share Increase Amendment was approved by the shareholders. As a result, the escrow agent has delivered the $2,000,000 plus accrued interest in escrow funds to Corgenix and released a preferred stock certificate representing 2,000,000 shares of the Company's Series A Convertible Preferred Stock to Barron. The Share Increase Amendment to the Articles of Incorporation will be filed promptly in the State of Nevada.


ITEM 9.01  Financial Statements and Exhibits

a) Not applicable.

b) Not applicable.

c) Exhibits:
           99.1 Press Release dated March 28, 2006 regarding appointment of new board members.

Statements in this report that are not strictly historical facts are "forward looking" statements (identified by the words "believe", "estimate", "project", "expect" or similar expressions) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, bus are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in the regulatory environment, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. The statements in this report are made as of today, based upon information currently known to management, and the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CORGENIX MEDICAL CORPORATION



Date:  March 29, 2006            By: /s/ Douglass T. Simpson
                                 ---------------------------------
                                 Douglass T. Simpson, President